                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                   -----------------------------
                                                           OMB APPROVAL
                                                   -----------------------------
                                                   OMB Number:  3235-0145
                                                   Expires:   October 31, 2002
                                                   Estimated average burden
                                                   hours per response..... 14.90
                                                   -----------------------------



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                 NET2PHONE, INC.
             ------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
             ------------------------------------------------------
                         (Title of Class of Securities)


                                   64108N 10 6
             ------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
             ------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)

        [ ] Rule 13d-1(c)

        [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)



                               Page 1 of 17 pages

CUSIP NO. 64108N 10 6                13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Ventures IV L.P. ("SBTV IV")
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             -0-
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              -0-
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               -0-
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------


                               Page 2 of 17 pages

 CUSIP NO. 64108N 10 6                13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Advisors Fund L.P. ("STAF")
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             -0-
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              -0-
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               -0-
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------


                               Page 3 of 17 pages

CUSIP NO. 64108N 10 6                 13G

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           STV IV LLC
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY
--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
                              -0-
        NUMBER OF       --------------------------------------------------------
         SHARES           6   SHARED VOTING POWER
      BENEFICIALLY            -0-
        OWNED BY        --------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER
        REPORTING             -0-
         PERSON         --------------------------------------------------------
          WITH:           8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------


                               Page 4 of 17 pages

CUSIP NO. 64108N 10 6                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Gary E. Rieschel
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             -0-
         SHARES
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              -0-
          EACH
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               -0-
          WITH:
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------


                               Page 5 of 17 pages

CUSIP NO. 64108N 10 6                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Charles E. Lax
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             -0-
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              -0-
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               -0-
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------


                               Page 6 of 17 pages

 CUSIP NO. 64108N 10 6                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Bradley A. Feld
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             -0-
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              -0-
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               -0-
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------


                               Page 7 of 17 pages

 CUSIP NO. 64108N 10 6                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Matthew A. Ocko
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             -0-
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              -0-
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               -0-
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------


                               Page 8 of 17 pages

CUSIP NO. 64108N 10 6                  13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           E. Scott Russell
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             -0-
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              -0-
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               -0-
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------


                               Page 9 of 17 pages

 CUSIP NO. 64108N 10 6                  13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           D. Rex Golding
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             -0-
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              -0-
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               -0-
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------


                               Page 10 of 17 pages

 CUSIP NO. 64108N 10 6                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Jo Ann Heidi Roizen, Trustee of the Mohler/Roizen Revocable Trust
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             -0-
      BENEFICIALLY      --------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                -0-
        REPORTING       --------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               -0-
                        --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------


                               Page 11 of 17 pages

ITEM 1.

        (a) NAME OF ISSUER: Net2Phone, Inc.
        (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:    171 Main Street,
                                                            Hackensack, NJ 07601

ITEM 2.

        (a) NAME OF PERSON FILING:

            SOFTBANK Technology Ventures IV L.P. ("SBTV IV")
            SOFTBANK Technology Advisors Fund L.P. ("STAF")
            STV IV LLC
            Gary E. Rieschel ("GER")
            Charles E. Lax ("CEL")
            Bradley A. Feld ("BAF")
            Matthew A. Ocko ("MAO")
            E. Scott Russell ("ESR")
            D. Rex Golding ("DRG")
            Jo Ann Heidi Roizen, Trustee of the Mohler/Roizen Revocable Trust ("JHR")


        (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            200 West Evelyn Avenue, Suite 200
            Mountain View, CA 94041

        (c) CITIZENSHIP:

            Entities:    SBTV IV      -    Delaware
                         STAF         -    Delaware
                         STV IV LLC   -    Delaware

            Individuals: GER          -    United States
                         CEL          -    United States
                         BAF          -    United States
                         MAO          -    United States
                         ESR          -    United States
                         DRG          -    United States
                         JHR          -    United States

        (d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share

        (e) CUSIP NUMBER: 64108N 10 6


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

        (b)  [ ]  Bank as defined in section 3(a)(6) of the Act
             (15 U.S.C. 78c);

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

        (d) [ ] An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

        (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

        (f)  [ ] An employee benefit plan or endowment fund in accordance with
             Section 240.13d-1(b)(1)(ii)(F);

        (g)  [ ]  A parent holding company or control person in accordance with
             Section 240.13d-1(b)(ii)(G);

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)



                               Page 12 of 17 pages

        ITEM 4 OWNERSHIP.

---------------------------------------------------------------------------------------------------------------------------------
                        SBTV IV      STAF    STV IV LLC    GER        CEL        BAF        MAO        ESR        DRG        JHR
---------------------------------------------------------------------------------------------------------------------------------
(a) Beneficial
    Ownership             -0-        -0-        -0-        -0-        -0-        -0-        -0-        -0-        -0-        -0-
---------------------------------------------------------------------------------------------------------------------------------
(b) Percentage
    of Class              0.0%       0.0%       0.0%       0.0%       0.0%       0.0%       0.0%       0.0%       0.0%       0.0%
---------------------------------------------------------------------------------------------------------------------------------
(c) Sole Voting
    Power                 -0-        -0-        -0-        -0-        -0-        -0-        -0-        -0-        -0-        -0-
---------------------------------------------------------------------------------------------------------------------------------
Shared Voting
  Power                   -0-        -0-        -0-        -0-        -0-        -0-        -0-        -0-        -0-        -0-
---------------------------------------------------------------------------------------------------------------------------------
Sole Dispositive
  Power                   -0-        -0-        -0-        -0-        -0-        -0-        -0-        -0-        -0-        -0-
---------------------------------------------------------------------------------------------------------------------------------
Shared Dispositive
  Power                   -0-        -0-        -0-        -0-        -0-        -0-        -0-        -0-        -0-        -0-
---------------------------------------------------------------------------------------------------------------------------------


        ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of class of securities, check the following: |X|

        ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not applicable.

        ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not applicable.

        ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.

        ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not applicable.



                               Page 13 of 17 pages

ITEM 10. CERTIFICATION

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


       Date: February 13, 2002

SOFTBANK TECHNOLOGY VENTURES IV L.P.

By:    STV IV LLC
       its general partner


By:    /s/ Greg R. Prow
   -------------------------------------------
       Name:  Greg R. Prow
       Title: Chief Operating Officer


SOFTBANK TECHNOLOGY ADVISORS FUND L.P.

By:    STV IV LLC
       its general partner


By:    /s/ Greg R. Prow
   -------------------------------------------
       Name:  Greg R. Prow
       Title: Chief Operating Officer


STV IV LLC

By:    /s/ Greg R. Prow
   -------------------------------------------
       Name:  Greg R. Prow
       Title: Chief Operating Officer


GARY E. RIESCHEL

By:    /s/ Greg R. Prow
   -------------------------------------------
       Name:  Greg R. Prow
       Title: Attorney-in-Fact*


CHARLES E. LAX

By:    /s/ Greg R. Prow
   -------------------------------------------
       Name:  Greg R. Prow
       Title: Attorney-in-Fact*


BRADLEY A. FELD

By:    /s/ Greg R. Prow
   -------------------------------------------
       Name:  Greg R. Prow
       Title: Attorney-in-Fact*


                               Page 14 of 17 pages

MATTHEW A. OCKO

By:    /s/ Greg R. Prow
   -------------------------------------------
       Name:  Greg R. Prow
       Title: Attorney-in-Fact*


E. SCOTT RUSSELL

By:    /s/ Greg R. Prow
   -------------------------------------------
       Name:  Greg R. Prow
       Title: Attorney-in-Fact*


D. REX GOLDING

By:    /s/ Greg R. Prow
   -------------------------------------------
       Name:  Greg R. Prow
       Title: Attorney-in-Fact*


JO ANN HEIDI ROIZEN,
TRUSTEE OF THE MOHLER/ROIZEN REVOCABLE TRUST

By:    /s/ Greg R. Prow
   -------------------------------------------
       Name:  Greg R. Prow
       Title: Attorney-in-Fact*


* Power of attorney granted pursuant to general authorization letters filed with the Commission via certified mail dated March 16, 2001.



                               Page 15 of 17 pages

                                    Exhibit A
                            AGREEMENT OF JOINT FILING


        We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.

        Date: February 13, 2002

SOFTBANK TECHNOLOGY VENTURES IV L.P.

By:    STV IV LLC
       its general partner


By:    /s/ Greg R. Prow
   -------------------------------------------
       Name:  Greg R. Prow
       Title: Chief Operating Officer


SOFTBANK TECHNOLOGY ADVISORS FUND L.P.

By:    STV IV LLC
       its general partner


By:    /s/ Greg R. Prow
   -------------------------------------------
       Name:  Greg R. Prow
       Title: Chief Operating Officer

STV IV LLC

By:    /s/ Greg R. Prow
   -------------------------------------------
       Name:  Greg R. Prow
       Title: Chief Operating Officer


GARY E. RIESCHEL

By:    /s/ Greg R. Prow
   -------------------------------------------
       Name:  Greg R. Prow
       Title: Attorney-in-Fact*


CHARLES E. LAX

By:    /s/ Greg R. Prow
   -------------------------------------------
       Name:  Greg R. Prow
       Title: Attorney-in-Fact*


BRADLEY A. FELD

By:    /s/ Greg R. Prow
   -------------------------------------------
       Name:  Greg R. Prow
       Title: Attorney-in-Fact*



                               Page 16 of 17 pages

MATTHEW A. OCKO

By:    /s/ Greg R. Prow
   -------------------------------------------
       Name:  Greg R. Prow
       Title: Attorney-in-Fact*


E. SCOTT RUSSELL

By:    /s/ Greg R. Prow
   -------------------------------------------
       Name:  Greg R. Prow
       Title: Attorney-in-Fact*


D. REX GOLDING

By:    /s/ Greg R. Prow
   -------------------------------------------
       Name:  Greg R. Prow
       Title: Attorney-in-Fact*


JO ANN HEIDI ROIZEN,
TRUSTEE OF THE MOHLER/ROIZEN REVOCABLE TRUST

By:    /s/ Greg R. Prow
   -------------------------------------------
       Name:  Greg R. Prow
       Title: Attorney-in-Fact*


* Power of attorney granted pursuant to general authorization letters filed with the Commission via certified mail dated March 16, 2001.


                               Page 17 of 17 pages